CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of T. Rowe Price Summit Municipal Funds, Inc.

   We consent to the incorporation by reference in Post-Effective Amendment No. 4 to the Registration Statement of T. Rowe Price Summit Municipal Funds, Inc. on Form N-1A (File No. 33-50321) of our report dated November 22, 1996, relating to the financial statements and financial highlights appearing in the October 31, 1996 Annual Report to the Shareholders, which is incorporated by reference in the Registration Statement. We also consent to the reference to our Firm under the caption "Independent Accountants" in the Statement of Additional Information.


/s/Coopers & Lybrand L.L.P.
COOPERS & LYBRAND L.L.P.
Baltimore, Maryland
February 20, 1997